EXHIBIT 19

INSIDER TRADING COMPLIANCE POLICY

RAINMAKER WORLDWIDE INC. AND ITS SUBSIDIARIES AND AFFILIATES Collectively the “Registrant”

Policy Purpose

In compliance with federal securities laws, this policy sets out the guidelines and requirements regarding Insider trading.

In the course of conducting Registrant’s business, directors, officers, and other employees frequently come into possession of “material” information about Registrant or other entities that generally is not available to the investing public. The federal securities laws strictly prohibit any person who obtains inside information and has a duty not to disclose it from using such information in connection with the purchase or sale of securities. This policy is intended to remind all persons associated with Registrant that they must maintain the confidentiality of all such inside information and may not use it in connection with the purchase or sale of Registrant securities or securities of any other entity to which the information relates.

It is Registrant’s policy to comply fully and to assist its directors, officers and other employees in complying fully with securities laws applicable to transactions in Registrant securities. Each such person has a personal obligation to act consistent with this Policy. Failure to adhere could damage Registrant’s reputation and result in serious consequences.

Authority and Governance

This policy will be reviewed and revised no less than annually by General Counsel and CEO until committees are created (ORMC, ERMC, Board Risk Committee). Findings are submitted for annual Board approval.

Applicability

The policy applies to all directors, officers, employees (full-time, part-time, temporary), and may apply to consultants or contractors who access Material Non-Public Information (“MNPI”).

It also applies to Family Members living in the household, or whose trading is influenced or directed by the insider, and to controlled business entities.

Responsibilities

Board of Directors

Responsible for approving this policy annually and overseeing its implementation.

Policy Owner

The Board is the owner of this policy and responsible for maintaining and communicating it.

Key Requirements

●	No person may buy or sell Registrant securities while in possession of MNPI.

●	MNPI must remain confidential; individuals may not advise others on trading.

●	No one may allow those under their supervision to violate this policy.

●	No trading in another company’s securities if MNPI was acquired through Registrant work.

●	Hedging of Registrant securities is prohibited.

These rules also apply to Family Members and controlled entities.

Material Information

Information is material if a reasonable investor would consider it important. Examples include:

●	Major mergers or acquisitions

●	Financial results or earnings information

●	Share repurchase programs

●	Litigation exposure

●	Regulatory activities

●	Cybersecurity incidents

●	Senior management changes

When in doubt, information should be presumed material.

Non-public Information

Information is non-public until broadly disseminated (e.g., SEC filing, press release) and absorbed by the market (generally two trading days after release).

No Tipping

No communication of MNPI to anyone without a need-to-know, whether orally, in writing, or electronically.

Safeguarding Material Information

MNPI must be kept strictly confidential. Discussions should be limited to those with a legitimate need to know. Avoid discussing sensitive matters in public places.

Authorized Release Only

Only designated individuals may release material information publicly.

Unauthorized or Inadvertent Disclosure

Any inadvertent disclosure must be reported immediately so the Registrant may take corrective action.

Liability and Consequences

Penalties for insider trading violations include civil damages, fines, and criminal penalties (including imprisonment). Registrant may also be harmed legally and reputationally. Violators may be terminated.

No Hedging

Directors, officers, and employees may not hedge ownership of Registrant securities through derivatives or similar instruments.

Post-Termination Transactions

Former insiders may not trade while still aware of MNPI.

Limited Exceptions

The policy does not apply to:

●	Restricted stock vesting (unless sold in market).

●	Automatic purchases in 401(k) or ESPP plans.

●	Automatic dividend reinvestment.

●	Non-market stock option exercises.

●	Bona fide gifts (unless intended to evade this policy).

ADDITIONAL RESTRICTIONS FOR CERTAIN PERSONS

Section 16 Reporting Persons

Directors and certain officers are subject to Section 16 reporting obligations. Transactions must be reported on Forms 3, 4, and 5.

Insiders

Includes directors, Section 16 reporting persons, finance department colleagues, Executive Management Committee members, and others with routine MNPI access.

Quarterly Blackout Period

Insiders may not trade from March 15, June 15, September 15, and December 15 until the second trading day after earnings are released.

Event-Specific Blackouts

General Counsel may impose additional blackout periods as needed.

Pledging

Directors and executive officers may not pledge Registrant securities as loan collateral.

10b5-1 Plans

Trades may occur under a properly adopted, pre-approved Rule 10b5-1 plan.

Rule 144

Directors and executive officers may resell securities only pursuant to a registration statement or under Rule 144 requirements.

Short Sales

Short sales by directors and officers are prohibited.

REPORTING & COMPLIANCE PROCEDURES

●	Forms 3, 4, and 5 must be filed timely.

●	Pre-clearance is required for trades, gifts, transfers, and stock plan transactions.

●	Family Members’ and controlled entities’ transactions must also be pre-cleared.

●	Brokers must confirm compliance.

●	Registrant will assist with filings but responsibility rests with the individual.

Short-Swing Profit Rules

Section 16 insiders must disgorge any profit from matched purchase/sale transactions within a six-month period.

Legal Counsel

Registrant has retained special counsel for insider trading matters.

Annual Review and Certification

All Section 16 Reporting Persons and Insiders must certify annually that they have read and understand this policy.

Policy Exceptions

None, except where explicitly stated.

Record Retention

Records of compliance are retained according to Registrant’s retention schedule.